                                                                    EXHIBIT 99.2


DATE: June 9, 2003

FROM:                                 FOR:
Padilla Speer Beardsley Inc.          Tower Automotive, Inc.
1101 West River Parkway               5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55415          Grand Rapids, Michigan 49546

Tony Carideo (612) 455-1700           Financial: David Tuit (616) 802-1591
                                      Media: Bev Pierce (616) 802-1630
FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE PRICES $258 MILLION OF SENIOR UNSECURED NOTES

         GRAND RAPIDS, Mich., June 9-- Tower Automotive, Inc. (NYSE: TWR), today announced that it has priced an offering of $258 million of 12% senior unsecured notes due 2013 through its wholly owned subsidiary, R.J. Tower Corporation. The issue price is 97.205% of par to yield 12.5%, resulting in net proceeds of approximately $250.8 million. The offering is an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. R.J. Tower Corporation will use the net proceeds from the offering to repay amounts outstanding under its senior credit facility, to pay related fees and expenses and for general corporate purposes.
         In addition, R.J. Tower has received commitments from its bank group to amend its senior credit facility. Upon completion, the amendment's provisions will include a reduction in the borrowing capacity of the facility and provide for amended financial covenants in order to enhance overall liquidity. The combination of the senior notes offering and amended senior credit facility will also provide flexibility for the Company to redeem its $200 million convertible subordinated notes (due August 1, 2004) in the event it elects to do so without refinancing the convertible notes in another manner.
         The senior notes have not been registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws. Tower Automotive intends to offer to exchange the unregistered senior notes for substantially identical registered senior notes following the completion of the offering.

ABOUT TOWER AUTOMOTIVE, INC.

         Tower Automotive, Inc., is a global designer and producer of vehicle structural components and assemblies used by every major automotive original manufacturer, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Hyundai/Kia, BMW, and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Grand Rapids, Mich. Additional company information is available at www.towerautomotive.com.
         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.